As filed with the Securities and Exchange Commission on January 15, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNION FIRST MARKET BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FNB Corporation 2000 Incentive Stock Plan

FNB Corporation 2006 Incentive Stock Plan

StellarOne Corporation Stock Incentive Plan

StellarOne Corporation Stock and Incentive Compensation Plan

(Full titles of plans)

Rachael R. Lape, Esq.

Senior Vice President and General Counsel

Union First Market Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George P. Whitley, Esq.

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 783-2003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $1.33 par value	126,432 shares	$20.80	$2,629,786	$338.72
Common Stock, $1.33 par value	181,025 shares	$24.44	$4,424,251	$569.84

(1)	Represents 126,432 shares of common stock of Union First Market Bankshares Corporation (the “Common Stock”) issuable pursuant to outstanding stock options and 181,025 shares of Common Stock issuable pursuant to outstanding restricted stock awards under the FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan assumed pursuant to the merger of StellarOne Corporation with and into Union First Market Bankshares Corporation. For more details, please see the explanatory note following this page.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on (i) with respect to shares of Common Stock issuable pursuant to stock options, the weighted average per share exercise price of such options, and (ii) with respect to shares of Common Stock issuable pursuant to restricted stock awards, the average of the high and low prices of the Common Stock on January 13, 2014, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

Union First Market Bankshares Corporation (the “Company”) is filing this Registration Statement on Form S-8 with respect to up to 307,457 shares of its common stock, par value $1.33 per share (“Common Stock”), issuable in connection with the FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan (together, the “Plans”).

On January 1, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of June 9, 2013, between the Company and StellarOne Corporation (“StellarOne”), and a related Plan of Merger (together, the “Merger Agreement”), StellarOne merged with and into the Company (the “Merger”). In accordance with the terms of the Merger Agreement, as a result of the Merger, the Company assumed each outstanding option to purchase shares of StellarOne common stock granted under the Plans (the “Options”) and each outstanding restricted stock award of StellarOne common stock granted under the Plans (the “Restricted Stock Awards”). As a result of this assumption, at the effective date and time of the Merger, the Options were converted to options to purchase shares of Company Common Stock, and the Restricted Stock Awards were converted to awards of restricted shares of Company Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 13, 2013.

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (other than the portions of these documents not deemed to be filed).

(c)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on July 2, 1999, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.1	FNB Corporation 2000 Incentive Stock Plan.

99.2	FNB Corporation 2006 Incentive Stock Plan.

99.3	StellarOne Corporation Stock Incentive Plan.

99.4	StellarOne Corporation Stock and Incentive Compensation Plan.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on January 15, 2014.

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints G. William Beale and Robert M. Gorman, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ G. William Beale	President and Chief Executive Officer and Director (principal executive officer)	January 15, 2014
G. William Beale

/s/ Robert M. Gorman	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 15, 2014
Robert M. Gorman

/s/ Raymond D. Smoot, Jr.	Chairman of the Board of Directors	January 15, 2014
Raymond D. Smoot, Jr.

/s/ Ronald L. Hicks	Vice Chairman of the Board of Directors	January 15, 2014
Ronald L. Hicks

/s/ L. Bradford Armstrong	Director	January 15, 2014
L. Bradford Armstrong

Signature	Capacity	Date

/s/ Glen C. Combs	Director	January 15, 2014
Glen C. Combs

/s/ Beverley E. Dalton	Director	January 15, 2014
Beverley E. Dalton

/s/ Gregory L. Fisher	Director	January 15, 2014
Gregory L. Fisher

/s/ Daniel I. Hansen	Director	January 15, 2014
Daniel I. Hansen

/s/ Jan S. Hoover	Director	January 15, 2014
Jan S. Hoover

/s/ Patrick J. McCann	Director	January 15, 2014
Patrick J. McCann

/s/ Alan W. Meyers	Director	January 15, 2014
Alan W. Meyers

/s/ R. Hunter Morin	Director	January 15, 2014
R. Hunter Morin

/s/ W. Tayloe Murphy, Jr.	Director	January 15, 2014
W. Tayloe Murphy, Jr.

/s/ Thomas P. Rohman	Director	January 15, 2014
Thomas P. Rohman

Signature	Capacity	Date

/s/ Linda V. Schreiner	Director	January 15, 2014
Linda V. Schreiner

/s/ Raymond L. Slaughter	Director	January 15, 2014
Raymond L. Slaughter

/s/ Charles W. Steger	Director	January 15, 2014
Charles W. Steger

/s/ Ronald L. Tillett	Director	January 15, 2014
Ronald L. Tillett

/s/ Keith L. Wampler	Director	January 15, 2014
Keith L. Wampler

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.1	FNB Corporation 2000 Incentive Stock Plan.

99.2	FNB Corporation 2006 Incentive Stock Plan.

99.3	StellarOne Corporation Stock Incentive Plan.

99.4	StellarOne Corporation Stock and Incentive Compensation Plan.